Exhibit 3.1
ARTICLES OF AMENDMENT

TO

THE AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

HAMPTON ROADS BANKSHARES, INC.

The undersigned, on behalf of the corporation set forth below, pursuant to Title 13.1, Chapter 9, Article 11 of the Code of Virginia, states as follows:

1.           The name of the Corporation is Hampton Roads Bankshares, Inc.

2.           The Corporation’s Amended and Restated Articles of Incorporation (the “Articles”) are amended as follows:

(a) Article VIII of the Articles is hereby amended and restated in its entirety as follows:

“Any (a) amendment to the Corporation’s Articles of Incorporation, (b) plan of merger or exchange, (c) transaction involving the sale of all substantially all of the Corporation’s assets other than in the regular course of business and (d) plan of dissolution shall be so approved upon the vote of a majority of all votes entitled to be cast on such transaction by each voting group entitled to vote on the transaction at a meeting at which a quorum of the voting group is present, and shall not require any greater or other shareholder vote that would otherwise apply under the Virginia Stock Corporation Act in absence of this provision. However, nothing in this Article VIII shall require a vote of the shareholders to approve any action in circumstances where the Virginia Stock Corporation Act permits the Board of Directors to take action without a shareholder vote.”

3.           The foregoing amendment was adopted on June 25, 2012.

4.           Pursuant to Article VIII of the Corporation’s Amended and Restated Articles of Incorporation, this amendment has been approved and recommended by at least two-thirds (2/3) of the Board of Directors of the Corporation.

5.           The Board of Directors found that the amendment was in the best interests of the Corporation and directed that it be submitted to shareholders in accordance with the provisions of Title 13.1, Chapter 9 of the Code of Virginia.  The shareholders approved the amendment at the special meeting of shareholders on June 25, 2012.  Only holders of shares of the Corporation’s common stock on May 17, 2012, the record date fixed by the Board of Directors, were entitled to vote on the amendment.  The number of shares outstanding on the record date, the number of shares entitled to vote on the amendment and the number of shares cast for and against the amendment were as follows:

Number of shares of common stock outstanding:	34,561,155
Number of shares of common stock entitled to be cast:	34,561,155
Number of votes cast for:	31,234,557
Number of votes cast against	88,045

The number of votes cast in favor of the amendment by the shareholders of the Corporation’s common stock was sufficient for approval.

IN WITNESS WHEREOF, Hampton Roads Bankshares, Inc. has caused these Articles of Amendment to the Amended and Restated Articles of Incorporation to be signed by Douglas J. Glenn, a duly authorized officer of the Corporation, on June 25, 2012.

HAMPTON ROADS BANKSHARES, INC.

By:	/s/ Douglas J. Glenn
Name: Douglas J. Glenn
Title: President and Chief Executive Officer